EXHIBIT 99

Patterson Companies Reports Improved Fourth Quarter Sales and Earnings

St. Paul, MN—May 25, 2006—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $695,177,000 for the fourth quarter of fiscal 2006 ended April 29, an increase of 11% from $627,272,000 in the year-earlier quarter. Excluding the impact of two acquisitions earlier in fiscal 2006, sales rose approximately 8%. Net income increased 13% to $56,819,000 or $0.41 per diluted share, from $50,242,000 or $0.36 per diluted share in the fourth quarter of fiscal 2005.

For full-year fiscal 2006, consolidated sales increased 8% to $2,615,123,000, from $2,421,457,000 in fiscal 2005. Fiscal 2005 included an additional or fifty-third selling week that adversely impacts the fiscal 2006 revenue growth rate by approximately one to two percentage points. Net income rose 8% to $198,425,000 or $1.43 per diluted share, from $183,698,000 or $1.32 per diluted share in the prior fiscal year.

Patterson Dental, Patterson’s largest business, reported sales growth of 11% to $522,934,000 in the fourth quarter. The September 2005 acquisition of Accu-Bite, Inc., a Michigan-based dental distributor, accounted for approximately four percentage points of Patterson Dental’s fourth quarter sales growth.

•	Sales of consumable dental supplies and printed office products increased 15% in the fourth quarter. Excluding Accu-Bite, consumable sales were up 9%. Patterson Dental’s sales force numbered over 1,500 at April 29, 2006.

•	Sales of dental equipment and software increased 8% in the fourth quarter, paced by strong sales of basic equipment and digital radiography systems and software, which more than offset moderately reduced sales of CEREC 3D® dental restorative systems.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth increased 5% in the fourth quarter.

Sales of the Webster Veterinary unit increased 19% in the fourth quarter of fiscal 2006 to $97,327,000. Excluding the December 2005 acquisition of Intra Corp, one of the nation’s leading developers of veterinary practice management software, Webster’s sales rose 17%. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, were substantially unchanged at $74,916,000 in comparison to the year-earlier level.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s improved fourth quarter results were paced by the strength of our dental and veterinary supply businesses. The performance of our dental unit benefited from robust sales of consumable supplies and new-generation digital equipment and related software, in addition to a solid rebound in sales of basic dental equipment. We believe these factors reflect the continued vitality of the North American dental market and our ability to capitalize upon growth opportunities in this arena. Our veterinary supply business is benefiting from the expansion of its geographic market through targeted acquisitions and its increasingly successful internal start-up in California, the positive impact of new pharmaceutical distribution agreements, and strong sales of veterinary equipment. Webster’s strategic emphasis on veterinary equipment has been strengthened by the acquisition of the IntraVet software product line, which positions us to offer veterinarians a value-added technology solution by maximizing the capabilities of digital radiography equipment. The fourth quarter performance of Patterson Medical was consistent with our forecast, as domestic sales growth of rehabilitation supplies and equipment largely offset continued weakness in the unit’s international operations. Patterson Medical’s new management team has completed its strategic analysis of this business and is now implementing a range of strategies that are expected to result in stronger overall growth in fiscal 2007.”

Wiltz added: “We are optimistic about Patterson’s prospects as we look ahead to fiscal 2007. We believe Patterson Dental is generating growing sales momentum; our Webster unit is well-positioned for continued growth; and we expect Patterson Medical’s performance to strengthen during the coming fiscal year. Reflecting these factors, Patterson is forecasting earnings of $0.31 to $0.33 per diluted share for the first quarter of fiscal 2007 ending July 29, 2006. For the full year, we are forecasting earnings of $1.61 to $1.64 per diluted share. These forecasts do not include the impact of SFAS No. 123(R), which we expect to be approximately $.04 per diluted share for the full fiscal year”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard through June 1, 2006 by dialing 1-303-590-3000 and providing the 11061073 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
Net sales	$695,177	$627,272	$2,615,123	$2,421,457
Gross profit	247,002	226,587	914,429	862,511
Operating expenses	154,876	143,891	591,417	560,375

Operating income	92,126	82,696	323,012	302,136
Other expense, net	(1,361)	(2,448)	(6,039)	(8,689)

Income before taxes	90,765	80,248	316,973	293,447
Income taxes	33,946	30,006	118,548	109,749

Net income	$56,819	$50,242	$198,425	$183,698

Earnings per share:
Basic	$0.41	$0.37	$1.44	$1.34
Diluted	$0.41	$0.36	$1.43	$1.32
Shares:
Basic	138,103	137,172	137,690	136,839
Diluted	139,294	139,129	139,234	138,873
Gross margin	35.6%	36.1%	35.0%	35.6%
Operating expenses as a % of net sales	22.3%	22.9%	22.6%	23.1%
Operating income as a % of net sales	13.3%	13.2%	12.4%	12.5%
Effective tax rate	37.4%	37.4%	37.4%	37.4%
Return on net sales	8.2%	8.0%	7.6%	7.6%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 29, 2006	April 30, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$224,392	$245,931
Receivables, net	350,299	317,168
Inventory	244,709	206,405
Prepaid expenses and other current assets	27,974	23,223

Total current assets	847,374	792,727
Property and equipment, net	141,541	104,488
Goodwill and other intangible assets	764,214	746,079
Other	158,589	42,007

Total Assets	$1,911,718	$1,685,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$173,957	$160,954
Other accrued liabilities	145,663	141,307
Current maturities of long-term debt	90,027	20,027

Total current liabilities	409,647	322,288
Long-term debt	210,014	301,530
Other non-current liabilities	49,536	46,411

Total liabilities	669,197	670,229
Stockholders’ equity	1,242,521	1,015,072

Total Liabilities and Stockholders’ Equity	$1,911,718	$1,685,301

Note: Certain amounts previously reported have been reclassified to conform to the current presentation.

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
Consolidated Net Sales
Consumable and printed products	$449,309	$398,797	$1,674,106	$1,521,208
Equipment and software	194,143	180,407	748,701	722,414
Other	51,725	48,068	192,316	177,835

Total	$695,177	$627,272	$2,615,123	$2,421,457

Dental Supply
Consumable and printed products	$295,057	$257,403	$1,092,097	$998,056
Equipment and software	182,394	169,215	703,252	678,318
Other	45,483	43,254	171,605	157,829

Total	$522,934	$469,872	$1,966,954	$1,834,203

Rehabilitation Supply
Consumable and printed products	$64,658	$63,682	$259,642	$249,506
Equipment	6,370	8,351	28,056	32,437
Other	3,888	3,308	14,323	13,356

Total	$74,916	$75,341	$302,021	$295,299

Veterinary Supply
Consumable and printed products	$89,594	$77,712	$322,367	$273,646
Equipment and software	5,379	2,841	17,393	11,659
Other	2,354	1,506	6,388	6,650

Total	$97,327	$82,059	$346,148	$291,955

Other (Expense) Income, net
Interest income	$1,700	$2,079	$6,381	$6,113
Interest expense	(3,719)	(4,289)	(13,375)	(15,141)
Other	658	(238)	955	339

	$(1,361)	$(2,448)	$(6,039)	$(8,689)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 29, 2006	April 30, 2005
Operating activities:
Net income	$198,425	$183,698
Depreciation & amortization	23,676	26,862
Stock-based compensation	750	—
Change in assets and liabilities, net of acquired	(58,893)	(3,255)

Net cash provided by operating activities	163,958	207,305
Investing activities:
Additions to property and equipment, net	(49,153)	(31,533)
Acquisitions	(39,228)	(72,855)
Distribution agreement	(100,000)	—
Sale (purchase) of investments, net	13,382	(5,364)

Net cash used in investing activities	(174,999)	(109,752)
Net cash provided by (used in) financing activities	2,884	(152,164)

Net decrease in cash and cash equivalents	$(8,157)	$(54,611)